Exhibit 10.3

TAX SHARING AGREEMENT

BY AND BETWEEN

ETHYL CORPORATION

AND

TREDEGAR INDUSTRIES, INC.

TAX SHARING AGREEMENT

                 This Tax Sharing Agreement (the “Agreement”), dated as of June 1, 1989, by and between Ethyl Corporation, a Virginia corporation (“Ethyl”), and Tredegar Industries, Inc., a Virginia corporation (“Tredegar”), is entered into in connection with a Reorganization and Distribution Agreement (the “Reorganization Agreement”), dated as of June 1, 1989, by and between such parties.

                 WHEREAS, Ethyl, on behalf of itself and its present and future subsidiaries, other than Tredegar and its present or future subsidiaries (the “Ethyl Group”), and Tredegar, on behalf of itself and its present and future subsidiaries (the “Tredegar Group”), have determined that it is necessary and desirable to provide for allocation between the Ethyl Group and the Tredegar Group of all responsibilities, liabilities, and benefits relating to taxes paid or payable by either group for all taxable periods, whether beginning before, on, or after the Distribution Date, and to provide for certain other matters;

                 NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

                 As used in this Agreement, terms defined in the Reorganization Agreement but not defined herein shall have the meanings given in the Reorganization Agreement, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                          Post-Distribution Period: any taxable period ending after the Distribution Date.

                          Pre-Distribution Period: any taxable period ending on or before the Distribution Date.

                          Tax Benefit: the tax effect of any loss, deduction, credit, or other item that decreases taxes paid or payable.

                          Tax Detriment: the tax effect of any income, gain, recapture of credit, or other item that increases taxes paid or payable.

ARTICLE II

FILING OF TAX RETURNS

                 Section 2.01. Pre-Distribution Income Tax Returns.

                 (a) Federal Income Tax Returns. The income and other tax items of each member of the Tredegar Group, except any foreign entities, for any Pre-Distribution Period shall be included in Ethyl’s consolidated federal income tax return. Ethyl shall prepare and timely file all consolidated federal income tax returns for such period. Upon the request of Tredegar, Ethyl shall make or cause to be made a timely “deemed dividend” election under Treasury Regulation § 1.1502-32 (f) (2) with respect to a Tredegar Group member.

                 (b) Returns of Foreign Entities. Tredegar, and not Ethyl, shall be responsible for all taxes and tax returns of foreign entities that are members of the Tredegar Group.

                 (c) State Income Tax Returns. Any Tredegar Group member for which a separate state income tax return is due for a Pre-Distribution Period shall prepare and timely file such return. If the treatment of a tax item of a Tredegar Group member for state income tax purposes conforms to the treatment of such item for federal income tax purposes and such item is includable in a consolidated federal income tax return of Ethyl, such Tredegar Group member shall conform the treatment of such item for state income tax purposes to the treatment of such item in the Ethyl consolidated federal income tax return. Ethyl shall prepare and timely file any consolidated or combined state income tax return that includes an Ethyl Group member and a Tredegar Group member for a Pre-Distribution Period.

                 (d) Amendments. With respect to any return that includes any Tredegar Business and for which Ethyl has responsibility under this Section 2.01, Ethyl shall not file an amended return or change any tax accounting method or election without Tredegar’s consent (which shall not be unreasonably withheld) if such action would increase any tax for which any Tredegar Group member is liable under this Agreement, unless such action is required by law or is necessary (in Ethyl’s good-faith opinion) to avoid or reduce any penalty or addition to tax.

                 Section 2.02. Post-Distribution Income Tax Returns. Tredegar shall prepare and timely file all federal and state income tax returns for each Tredegar Group member for Post-Distribution Periods.

                 Section 2.03. Other Tax Returns. All tax reports or returns not covered by Sections 2.01 or 2.02 shall be prepared and filed by the corporation upon which such obligation is imposed by law.

ARTICLE III

PAYMENT OF TAXES

                 Section 3.01. Payment of Taxes in General. Except as otherwise provided in this Article III, Ethyl shall pay, and shall indemnify and hold harmless each Tredegar Group member from and against, all taxes attributable to Ethyl Businesses, whether heretofore or hereafter arising or incurred. Ethyl shall be entitled to any reduction in or refund of such taxes (except any reduction in or refund of taxes resulting from carrybacks of any Tredegar Group member described in Section 3.05). Except as otherwise provided in this Article III, Tredegar shall pay, and shall indemnify and hold harmless each Ethyl Group member from and against, all taxes attributable to Tredegar Businesses, whether heretofore or hereafter arising or incurred. Tredegar shall be entitled to any reduction in or refund of such taxes. If a member of the Ethyl Group or Tredegar Group receives a refund of taxes to which the other group is entitled under this Article III, such member shall remit such refund to the other group by promptly sending such refund to Ethyl or Tredegar, as the case may be.

                 Section 3.02. Payment of Certain Income Taxes. Ethyl shall charge Tredegar for each Tredegar Group member’s share of Ethyl’s consolidated federal income tax liability attributable to Tredegar Businesses not heretofore paid for any Pre-Distribution Period, as determined under Ethyl’s current method of allocating such tax liability pursuant to Treasury Regulations §§ 1.1552-1 (a) (2) and 1.1502-33 (d) (2) (ii) (using a percentage of 100 percent to make the allocation under Treasury Regulation § 1.1502-33 (d) (2) (ii)). Tredegar shall pay promptly each Tredegar Group member’s share of such tax liability upon receiving written notification from Ethyl of the amount of such liability. Such payment shall be effected, as requested by Ethyl, by (i) Tredegar’s delivery to Ethyl of a check payable to the Internal Revenue Service, which check Ethyl shall forward to the Internal Revenue Service, or (ii) payment directly to Ethyl. Ethyl shall also charge Tredegar for each Tredegar Group member’s share of any state income tax attributable to Tredegar Businesses not heretofore paid but due under a consolidated or combined state income tax return for any Pre-Distribution Period. Tredegar shall pay promptly each Tredegar Group member’s share of such tax liability upon receiving written notification from Ethyl of the amount of such liability. Such payment shall be effected, as requested by Ethyl, by (i) Tredegar’s delivery to Ethyl of a check payable to the appropriate state tax authority, which check Ethyl shall forward to such authority, or (ii) payment directly to Ethyl. Notwithstanding the foregoing, Ethyl shall pay (and shall not charge Tredegar for) any portion of Ethyl’s income taxes attributable to VisQueen and any other unincorporated division of Ethyl for periods before June 1, 1989 (the effective date of such divisions’ transfer to Tredegar); provided, however, that Tredegar shall be liable for subsequent adjustments to such portion of Ethyl’s income taxes in accordance with Section 3.04 below.

                 Section 3.03. Reorganization Taxes. Any tax liability (other than federal or state income taxes) resulting from transactions undertaken pursuant to the Reorganization Agreement shall be paid by Tredegar. If any such tax is imposed on Ethyl under applicable law, Tredegar shall pay the tax in the manner provided in Section 3.02 above.

                 Section 3.04. Adjustments to Tax. Ethyl shall be responsible for, and shall indemnify and hold harmless each Tredegar Group member from and against, all adjustments to taxes (including, without limitation, additions to tax, interest, and penalties) attributable to Ethyl Businesses, whether heretofore or hereafter arising or incurred. Ethyl shall be entitled to any Tax Benefit and shall bear any Tax Detriment resulting from such adjustments (except adjustments resulting from carrybacks of any Tredegar Group member from a Post-Distribution Period). If an adjustment to a tax item attributable to Ethyl Businesses reduces the tax liability of a Tredegar Group member, Tredegar shall pay promptly to Ethyl the amount of the Tax Benefit realized by the Tredegar Group. If an adjustment to a tax item attributable to Ethyl Businesses increases the tax liability of a Tredegar Group member, Ethyl shall pay promptly to Tredegar the amount of the Tax Detriment realized by the Tredegar Group upon receiving written notification from Tredegar of such amount.

                 Tredegar shall be responsible for, and shall indemnify and hold harmless each Ethyl Group member from and against, all adjustments to taxes (including, without limitation, additions to tax, interest, and penalties) attributable to Tredegar Businesses, whether heretofore or hereafter arising or incurred. Tredegar shall be entitled to any Tax Benefit and shall bear any Tax Deteriment resulting from such adjustments. If an adjustment to a tax item attributable to Tredegar Businesses reduces the tax liability of an Ethyl Group member, Ethyl shall promptly pay to Tredegar the amount of the Tax Benefit realized by the Ethyl Group. If an adjustment to a tax item attributable to Tredegar Businesses increases the tax liability of an Ethyl Group member, Tredegar shall promptly pay (in the manner provided in Section 3.2 above) the amount of the Tax Detriment incurred by the Ethyl Group upon receiving written notification from Ethyl of such amount.

                 Section 3.05. Carrybacks from Post-Distribution Periods to Pre-Distribution Periods. Any loss, credit, or other item attributable to Tredegar Businesses arising in a Post-Distribution Period may be carried back to a consolidated or combined return of the Ethyl Group for a Pre-Distribution Period as permitted under applicable law. Ethyl shall cooperate with any Tredegar Group member to the extent reasonably necessary (including, without limitation, amending any return and filing any claim for refund) for such member to realize the Tax Benefit of carrying such loss, credit, or other item back to such Pre-Distribution Period. Ethyl shall remit promptly to Tredegar any refund or reduction in tax resulting from such carryback.

ARTICLE IV

COOPERATION

                 Section 4.01. Cooperation in General. Ethyl and Tredegar agree to make available to the other party records in its custody and in the custody of any member of its group, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of tax returns and documents relating to the assets or businesses of such other party. In addition, any Tredegar Group member shall, at Ethyl’s request, join in any election or statement made by an Ethyl

Group member under Section 338 of the Code or regulations thereunder with respect to any acquisition for which the “consistency period” includes any time during which any Tredegar Group member was a member of Ethyl’s affiliated group.

                 Section 4.02. Notice, Defense, and Settlement of Tax Claims. If a member of the Ethyl Group or Tredegar Group receives written notice of a deficiency, contest, audit, or other proceeding with respect to a proposed tax liability for which a member of the other group is liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other group of such matter by promptly sending written notice thereof to Ethyl or Tredegar, as the case may be. Ethyl and Tredegar shall cooperate to contest and defend against any such proposed tax liability. The corporation that is legally liable for such proposed tax liability (without regard to this Agreement) shall not settle, compromise, or otherwise agree to pay such liability without the consent of the corporation that is liable for such tax under this Agreement. Such consent shall not be unreasonably withheld.

ARTICLE V

COMPLETE AGREEMENT; CONSTRUCTION

        This Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. Notwithstanding the preceding sentence, this Agreement shall not affect the application of Section 6.04 of the Reorganization Agreement, which section shall supersede any contrary provision in this Agreement.

        IN WITNESS WHEREOF, Ethyl and Tredegar have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the day and year first above written.

ETHYL CORPORATION By /s/ E. Whitehead Elmore —————————————— E. Whitehead Elmore Vice President, Secretary and General Counsel

TREDEGAR INDUSTRIES, INC. By /s/ John D. Gottwald —————————————— John D. Gottwald President